GODFREY & KAHN, S.C.
                   ATTORNEYS AT LAW
                780 NORTH WATER STREET
              MILWAUKEE, WISCONSIN  53202
       PHONE (414) 273-3500  FAX (414) 273-5198

                         April 19, 1999


ICAP Funds, Inc.
225 W. Wacker, Suite 2400
Chicago, IL 60606

Ladies and Gentlemen:

          We consent to the incorporation by reference in this Registration Statement of our opinion for the ICAP Discretionary Equity and ICAP Equity Portfolios dated December 12, 1994 and our opinion for the ICAP
Select Equity and ICAP Euro Select Equity Portfolios dated December 23, 1997. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                            Very truly yours,

                            /s/ Godfrey & Kahn, S.C.

                            GODFREY & KAHN, S.C.